UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 26, 2012

Toys “R” Us, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-11609	22-3260693
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Geoffrey Way, Wayne, New Jersey 07470

(Address of Principal Executive Offices, including Zip Code)

(973) 617-3500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13.e-4(c))

Item 7.01	Regulation FD Disclosure.

On July 26, 2012, Toys “R” Us, Inc. (the “Company”) issued a press release to announce a private offering of its senior notes, subject to market and other conditions. A copy of the press release is being filed as Exhibit 99.1 to this report and is incorporated by reference into this Item 7.01. This report shall not constitute an offer to sell or a solicitation of offers to buy any securities.

In connection with the offering of senior notes, the Company provided the following information:

Refinancing discussion

As of April 28, 2012, the Company has approximately $1,312 million of long-term debt obligations (exclusive of current portions of amortizing debt and debt of Toys-Japan refinanced in June 2012) maturing in early 2013, consisting of $400 million aggregate principal amount of the 2013 Notes, approximately $249 million under Spanish and French real estate credit facilities and approximately $663 million under U.K. real estate senior and junior lien credit facilities. In addition to the proceeds from the proposed offering of notes, the Company currently has access to available funds of approximately $500 million, a significant portion of which it may consider using (i) to repay or redeem its 7.875% senior notes due fiscal 2013 and (ii) in connection with the refinancing, extension or amendment, subject to the availability of commercially reasonable terms for any refinancing, extension or amendment, of the French, Spanish and U.K. real estate credit facilities. The $500 million includes approximately $174 million, as of April 28, 2012, of cash and short-term intercompany loan receivables from the Company’s subsidiary, Toys “R” Us-Delaware, Inc. (“Toys Delaware”) and approximately $320 million of which has been provided to the Company by Toys Delaware in the form of loans and dividends. In addition, we have commenced discussions related to these facilities with various lenders and advisors and are considering various refinancing options including whether to use in-country liquidity and refinancings through amend and extend transactions, or debt issued by our European subsidiary, Toys “R” Us-Europe, LLC. The use of any such refinancing option is dependent upon the availability of commercially reasonable terms and whether such refinancing options would be a commercially reasonable use of the Company’s available liquidity. There can be no assurances that we will repay, refinance or amend and extend the real estate credit facilities or whether the terms of any new debt or amendments or extensions will be on favorable terms, including as a result of the current weakness of the European economic climate. Further, if we fail to repay, extend or amend any or all of these facilities, there could be a material adverse effect on our liquidity.

In connection with the offering of the notes, the Company also disclosed certain consolidated financial data for the twelve months ended April 28, 2012, which excludes amounts for Toys “R” Us Properties (UK) Limited and TRU Asia, LLC, subsidiaries of the Company which it expects to designate as unrestricted subsidiaries under the terms of the indenture governing the notes (together the “unrestricted subsidiaries”). The obligor under the U.K. real estate senior and junior lien credit facilities described above will be an unrestricted subsidiary for purposes of the new notes. The unrestricted subsidiaries will not be subject to the restrictive covenants contained in the indenture governing the new notes. As of April 28, 2012, the

Company’s unrestricted subsidiaries were the obligors on $675 million of its total debt and held approximately $215 million of its property and equipment, net book value. For the twelve months ended April 28, 2012, the unrestricted subsidiaries generated $65 million of the Company’s consolidated Adjusted EBITDA.

Reconciliation of operating earnings attributable to unrestricted subsidiaries to Adjusted EBITDA attributable to unrestricted subsidiaries is as follows:

Twelve months ended April 28, 2012
(In millions)
Operating earnings attributable to unrestricted subsidiaries	$55
Adjustments:
Depreciation and amortization	9
Impairment	1

Adjusted EBITDA attributable to unrestricted subsidiaries	$65

Measures excluding the Company’s unrestricted subsidiaries are supplemental measures that are not required by, or presented in accordance with GAAP. They are not measures of financial performance under GAAP and should not be considered as alternatives to net income or any other performance measures derived in accordance with GAAP. The Company does not, and investors should not, place undue reliance on measures excluding its unrestricted subsidiaries as measures of operating performance.

Recent developments

The following information is based on data obtained for the five-month period ended June 23, 2012 and is estimated and unaudited and subject to adjustment based upon, among other things, additional data becoming available, the completion of the final fiscal month of the second fiscal quarter ending July 28, 2012, and the finalization of our quarter-end closing and reporting processes. Accordingly, the preliminary estimates for the first two fiscal months ended June 23, 2012 may not be indicative of our actual reported results for the second quarter ending July 28, 2012 and our reported results may reflect different information for the first two fiscal months of the second fiscal quarter and any differences may be significant.

For the five-month period ended June 23, 2012, comparable store net sales for our Domestic and International segments decreased by 2.1% and 4.8%, respectively. The decrease in comparable store net sales was primarily driven by a decrease in the number of transactions, partially offset by an increase in net sales from our Internet operations. Net sales for the five-month period ended June 23, 2012 was $4,164 million, a decrease of 2.0% from the same period last year, including a decrease from foreign currency translation of approximately $39 million.

Gross margin, as a percentage of Net sales, for the five-month period ended June 23, 2012 continues to show improvement consistent with the thirteen weeks ended April 28, 2012, primarily due to continued margin rate improvements within the majority of our product categories and improvements in sales mix away from lower margin products. Total operating expenses, as a percentage of net sales, for the five-month period ended June 23, 2012, shows further increases from the level in the first quarter ended April 28, 2012.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description

99.1	Press release dated July 26, 2012.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TOYS “R” US, INC.

By:	/s/ F. Clay Creasey, Jr.
Name:	F. Clay Creasey, Jr.
Title:	Executive Vice President - Chief
Financial Officer

Date: July 26, 2012